L·B·B

LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

October 7, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

Green Vision Biotechnology Corp. (previously known as Vibe Wireless Corp.) (the "Company") provided to us a copy of the Company's response to Item 4.01 of Form 8-K, dated October 7, 2016. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they related to our firm.

Very truly yours,

/s/LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas

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